EMPLOYMENT AGREEMENT

As of the 2nd day of June 2014 (the “Effective Date”), this Employment Agreement (“Agreement”) is entered into by and between FTE Networks, Inc. (the “Company”), and David Lethem (the “Employee”).

RECITALS

A. The Employee has agreed to serve as Chief Financial Officer, for the Company and in such other capacities as are designated by the Company;

B. The Company and Employee desire to enter into this Agreement setting forth the terms and conditions of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.	Term: The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the second anniversary thereafter, unless earlier terminated as provided herein (the “Term”). If this Agreement has not been terminated as provided herein, this Agreement shall be extended on a year-to-year basis until terminated by either party by providing thirty (30) days written notice to the other party.

2.	Services and Exclusivity of Services: During the Term of this Agreement, Employee shall devote his full business time, energy and ability to the matters related thereto, in order to perform duties as assigned by senior Employees and the Company’s board of directors (the “Board”). Employee shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of senior Employees and the Board. Employee agrees to serve without additional remuneration in such Employee capacities for one or more Affiliates (as that term is defined herein) of the Company as the Board may from time to time request. Employee agrees to faithfully and diligently promote the business, affairs and interests of the Company and its Affiliates.

Without the prior express written authorization of the Board, Employee shall not, directly or indirectly, during the Term of this Agreement engage in any activity competitive with or adverse to the Company’s business, whether alone, as a partner, officer, director, employee or significant investor of or in any other entity. (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.)

Employee warrants and represents to the Company that Employee (a) is not, to Employee’s knowledge, violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Employee is subject as of the Effective Date by entering into this Agreement or providing services under the Agreement’s terms; (b) is, to Employee’s knowledge, under no contractual, legal, or fiduciary obligation or burden that will interfere with his ability to perform services under the Agreement’s terms; and (c) has no bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Company or any Affiliate of the Company, or their ability to conduct securities offerings.

3.	Duties and Responsibilities: During the Term, Employee shall serve as the Company’s President of OSP and Wireless Business Units and in such other capacity or capacities as the Board shall reasonably delegate. Employee’s duties shall include, without limitation, overall responsibility and authority, subject to authorities and limitations as established by the Board, to implement and continue to develop the business strategies of the Company. In the performance of Employee’s duties, Employee shall report to and shall be subject to the direction of the Company’s senior Employees and Board.

4.	Compensation: During the Term of this Agreement, the Company shall pay Employee a bi-weekly salary of FOUR THOUSAND SIX HUNDRED FIFTEEN DOLLARS and THRTY EIGHT CENTS ($4,615.38), less required withholdings (the “Base Salary”), pursuant to the Company’s normal payroll practices.

5.	Bonus: In addition to the Base Salary, during the Term, Employee will be eligible to participate in the Company bonus program. Bonus compensation earned and payable pursuant to this Section 5, if any, shall be paid in accordance with the Company’s customary practices.

6.	Restricted Stock/Options: The Company shall recommend that during the Term Employee receive, or have options for, restricted shares of common stock (the “Shares”) in the Company. The Company shall recommend to the board that said Shares or options for Shares vest or become effective, provided this Agreement is in effect, as follows: (1) 50,000 Shares within 60 days of the Effective Date of this Agreement; (2) 50,000 Shares within 6 months of the Effective Date of this Agreement, (3) 50,000 Shares within 1 year of the Effective Date of this Agreement. The rights of Employee for the Shares are subject to approval of, and terms and conditions to be determined by, the FTE Board of Directors and Compensation Committee.

All unvested Shares shall be automatically forfeited upon termination of this Agreement; provided, however, that if (i) Company terminates this Agreement Without Cause or (ii) Employee terminates this Agreement For Good Reason, Employee shall be entitled to receive a pro rata portion of the Shares that Employee would have earned at the end of the then-current month. All shares that the Employee receives as a result of this Agreement will be non-transferable, restricted shares and the Employee agrees, upon request of Company, to sign all documents and take all actions reasonably requested by the Company in order to effectuate the award of such shares including, without limitation, signing a written acknowledgement agreeing to be bound by the Company’s shareholders’ agreement. Such shares shall be subject to adjustments such as stock splits and other modifications such that the number of shares stated above shall adjust according to such forward or reverse splits in the Company’s stock.

7.	Additional Benefits: The Company shall provide Employee with the following benefits during the Term:

a)	Employee Benefits. Employee shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s Employee employees, including the availability of health and dental insurance benefits. The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time, provided such modification, amendment or termination is applicable to all employees generally. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Term of this Agreement.

b)	Vacation. Employee shall be entitled to three (3) weeks paid vacation in accordance with the policies, practices and procedures established from time to time by the Company; provided. Any vacation time not used during a calendar year may not be used during any subsequent period.

c)	Business Expenses. During the Term of this Agreement, the Company shall reimburse Employee promptly for business expenditures made and substantiated in accordance with policies, practices and procedures established from time to time by the Company and incurred in the pursuit and furtherance of the Company’s business and good will.

8.	Termination: The employment relationship between Employee and the Company created under this Agreement and all obligations hereunder (except the obligations contained in Sections 9, 10, 11, 12, and 13, which shall survive any termination hereunder) shall terminate before the expiration of the Term of this Agreement upon the occurrence of any one of the following events:

a)	Death or Disability of Employee. The death or disability of Employee. For the purposes of this Agreement, disability shall mean the absence of Employee performing Employee’s duties with the Company on a full-time basis for a period of six months, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers. If Employee shall become disabled, Employee’s employment may be terminated by written notice from the Company to Employee.

b)	Termination by the Company for Cause. The Company may terminate Employee’s employment hereunder for Cause (as such term is defined herein) at any time after providing written notice to Employee. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) habitual failure of, or neglect by, Employee to perform his duties pursuant to this Agreement; (ii) misconduct in connection with the performance of Employee’s duties, including, without limitation, misappropriation of funds or property, or any violation of law or regulations to which Employee is subject; (iii) commission by Employee of an act relating to moral turpitude, dishonesty, theft or unethical business conduct; and (iv) a material breach by Employee of this Agreement.

c)	Termination by the Company Without Cause. Subject to the Company’s obligations pursuant to Section 9 of this Agreement, the Company may terminate this Agreement and Employee’s employment under this Agreement without Cause at any time upon thirty days written notice to Employee, during which period Employee shall not be required to perform any services for the Company other than to assist the Company in training his successor and generally preparing for an orderly transition.

d)	Termination by Employee Without Good Reason. Employee may terminate this Agreement and his employment under this Agreement without Good Reason (as such term is defined herein) at any time by giving the Company thirty days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Employee’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute a termination by the Company without Cause.

e)	Termination by Employee With Good Reason. Employee may terminate this Agreement and his employment under this Agreement with Good Reason by giving the Company thirty days prior written notice of the termination. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following without Employee’s prior written consent: (i) requiring Employee to relocate his offices more than forty miles from the current location; (ii) any material breach by the Company of this Agreement; (iii) a material change in the principal line of business of the Company; or (iv) a material diminution in Employee’s title, duties, responsibility or authority.

Any event described in (i) through (iv) shall not constitute Good Reason unless Employee delivers to the Company a written notice of termination for Good Reason within ninety days after Employee first learns of the existence of the circumstances giving rise to Good Reason, and within thirty days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason.

9.	Compensation Upon Termination: Upon the termination of Employee’s employment under this Agreement before the expiration of the Term, Employee shall be entitled to the following:

a)    Termination As a Result of Death, Disability, by the Company for Cause, or by Employee Without Good Reason. In the event that Employee’s employment is terminated as a result of death, disability, by the Company for Cause, or by Employee without Good Reason, the Company shall, in addition to any benefits provided under any employee benefit plan or program of the Company, pay the following amounts to Employee (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty days of such termination):

(i) any accrued but unpaid Base Salary for services rendered to the date of termination; and

(ii) any accrued but unpaid expenses required to be reimbursed pursuant to this Agreement; and

The amounts described in Sections 9(a)(i)-(ii) above, together with benefits provided under any employee benefit plan or program of the Company, shall be referred to herein as the “Accrued Obligations.”

b)    Termination by the Company Without Cause, or by Employee for Good Reason. In the event that Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to the following:

(i) the Accrued Obligations within the time period required by applicable law (and in all events within thirty days of such termination); and

(ii) subject to compliance with the restrictive covenants in Section 11 of this Agreement, and the execution and timely return by Employee of a release of claims in a form reasonably satisfactory to the Company (the “Release”) which the Company shall deliver to Employee within five business days following the termination of Employee’s employment, the Company shall pay Employee an amount equal to six months Base Salary, payable in six equal monthly installments (the “Severance Period”). The first installment shall commence on the sixtieth day following the termination of Employee’s employment but shall include all installment amounts that would have been paid during the first sixty days following the termination of Employee’s employment had installments commenced immediately following the date of termination;

10.	Obligations of Employee upon Termination or Expiration of this Agreement. Upon the termination or expiration of this Agreement, Employee shall immediately:

a)	Return all of the Company’s property;

b)	Discontinue the use of any and all of the Company’s property and proprietary and confidential information including methods, designs, marketing techniques, contracts, etc., in connection with the operation of the Company;

c)	Discontinue the use of all of the Company’s trademarks, service marks, slogans or logos and materials that contain such or any colorable imitations or variations thereof. This shall include the immediate cessation and use of all telephone numbers, advertising products, signs, etc., which contain such trademarks, service marks, slogans or logos;

d)	Discontinue the use of and return to the Company any and all information documentation in which Employee prepared and/or received while employed by the Company, including, but not limited to, employee manuals, plans, reports, licenses, contracts, purchase orders, letters, memoranda, work product and communications with the Company, its customers and parties relating to matters concerning the Company; and

e)	Upon request of the Company, assist and cooperate with and provide all information and documentation to the Company in and concerning matters in which the Employee was involved in any capacity while employed by the Company.

11.	Confidential Information. Employee acknowledges that the nature of Employee’s engagement by the Company is such that Employee shall have access to information of a confidential nature. Such information includes financial, legal, or any other secret or confidential information relating to the business affairs of the Company or its Affiliates (the “Confidential Information”). Employee shall keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extend such disclosure is (i) required by applicable law, (ii) lawfully obtainable from other sources, or (iii) authorized in writing by the Company. Upon termination of Employee’s employment with the Company for any reason, Employee shall deliver to the Company all documents, records, notebooks, work-papers and all similar material containing any of the foregoing information, whether prepared by Employee, the Company or anyone else.

12.	Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to Employee and Employee’s return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Employee, (iii) the compensation and other benefits provided by the Company to Employee, and (iv) the Company’s employment of Employee pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Employee agrees to enter into the following restrictive covenants:

a)  Non-Solicitation. Employee agrees that, during the Term and thereafter during the Restricted Period (as such term is defined herein), other than in connection with his authorized duties under this Agreement, Employee shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i) Solicit or attempt to solicit business from, interfere with or attempt to interfere with, or do business with any customer or client of the Company or any Affiliate with whom the Company or any Affiliate did business or who the Company or any Affiliate solicited within the eighteen month period preceding the termination of Employee’s employment. This restriction shall only prohibit soliciting, attempting to solicit or transacting business with any person or entity, other than the Company or any Affiliate, engaged in the Business (as such term is defined herein) of the Company or any Affiliate; or

(ii) Solicit, induce or attempt to solicit or induce, engage, or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or any Affiliate or who was employed by the Company or any Affiliate within the twelve month period preceding the termination of Employee’s employment (general advertisements and similar solicitations not directed at any specific individuals shall not be considered solicitation for this purpose).

For purposes of this Agreement:

“Restricted Period” means a period of twelve (12) months immediately following the date of Employee’s termination from employment for any reason.

“Business” means a person or entity whose business is similar to or in any way competitive with the line of business engaged in by the Company or any Affiliate; or any other business the Company or any Affiliate engages in during Employee’s employment and in which Employee participated or of which Employee had knowledge of Confidential Information.

“Affiliate” means, any entity which directly or indirectly controls, is controlled by, or is under common control with the Company for so long as such control exists, where “control” means the decision-making authority as to such entity and, further, where such control shall be presumed to exist where an entity owns more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of the other entity.

b)    Tolling. If Employee violates any of the restrictions contained in this Section 12, the Restricted Period shall be suspended and will not run in favor of Employee from the time of the commencement of any violation until the time when Employee cures the violation.

c)    Remedies. Employee acknowledges that the restrictions contained in this Section 12, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, Confidential Information and goodwill and that any violation of this Section 12 may result in irreparable injury to the Company. In the event of a breach or threatened breach by Employee of this Section 12, the Company may seek a temporary restraining order and injunctive relief restraining Employee from the commission of any breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by Employee against the Company not predicated on this Agreement shall not constitute a defense to the enforcement by the Company of this Section 12. If Employee, during the Restricted Period, seeks or is offered employment, or any other position or capacity with another person or entity, Employee agrees to inform each such person or entity of the restrictions in this Section 12. The Company shall be entitled to advise such person or entity of the provisions of this Section 12 and to otherwise deal with such person or entity to ensure that the provisions of this Section 12 are enforced.

d)    Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Employee acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof.

13.	Inventions:

a)   “Inventions” means all ideas, inventions, discoveries, improvements, trade secrets, formulae, techniques, data, software, programs, systems, specifications, developments, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, and other information, including works-in-progress, whether or not subject to statutory protection, whether or not reduced to practice, which are conceived, created, authored, developed, or reduced to practice by Employee, either alone or jointly with others, whether on the premises of the Company or not, during any consulting relationship (including, without limitation, all periods of consultancy with or provision of any services to the Company prior to the Effective Date); provided, however, that any of the foregoing occurring neither on the premises of nor through the use of the property of nor at the direction of the Company and which (i) do not relate to the actual or anticipated business, activities, research or investigations of the Company, and (ii) do not result from or are not suggested by work performed by Employee for the Company (whether or not made or conceived during normal working hours or on the premises of the Company) shall not constitute Inventions for purposes of this Agreement.

b)    Employee hereby acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company is to be the “author” within the meaning of the Act. Employee acknowledges and agrees that all Inventions are the sole and exclusive property of the Company. In the event that title to any or all of the Inventions does not or may not, by operation of law, vest in the Company, Employee hereby assigns to Company all its right, title and interest in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all writing relating thereto in Employee’s possession or control. Employee hereby expressly waives any moral rights or similar rights in any Invention or any such work made for hire.

c)    Employee agrees not to file any patent, copyright or trademark applications relating to any Invention. Employee agrees to assist the Company whether before or after the termination or expiration of this Agreement or any consulting relationship with Company, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company’s rights in the Inventions by performing promptly all acts and executing all documents deemed necessary or convenient by the Company.

d)    If the Company is unable, after duly reasonable effort, to secure Employee’s signature on any such documents, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to do all lawfully permitted acts (including, but not limited to, the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by Employee.

14.	Severability: If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

15.	Succession: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Employee hereunder are personal and otherwise not assignable. Employee’s obligations and representations under this Agreement will survive the termination of Employee’s employment, regardless of the manner of such termination.

16.	Notices: Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its office at:

5495 Bryson Drive, Suite 423

Naples, Florida 34109

if to Employee at:

12378 Rock Ridge Lane

Ft Myers, Florida 33913

or at such other address as the Company may from time to time in writing designate, and if to Employee at such address as Employee may from time to time in writing designate.

17.	Entire Agreement: This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to Employee’s employment by the Company.

18.	Amendments: No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

19.	Waiver: No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

20.	Governing Law: This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law doctrine.

21.	Arbitration: Employee and the Company agree that any claim, controversy or dispute between Employee and the Company or any Affiliate (including, without limitation, their respective stockholders, directors, officers, employees, representatives or agents) arising out of or relating to this Agreement, except for any alleged breach of Section 12 of this Agreement, shall be submitted to and be settled by binding arbitration in a forum of the American Arbitration Association (“AAA”) located in Lehigh County, the Commonwealth of Pennsylvania. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by Employee and (b) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement. Any arbitration award shall be final and binding upon the parties, and any court (state or federal) having jurisdiction may enter a judgment on the award.

22.	Counterparts: This Agreement and any amendments hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

23.	Headings: Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

24.	Representation By Counsel; Interpretation: The Company and Employee each acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provision of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

25.	Section 409A:

a) The Company and Employee intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”), or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 25. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 9 of this Agreement shall be paid or provided only at the time of a termination of Employee’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” as defined in Section 409A as determined by the Company in accordance with Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to Employee) until the date that is at least six months following Employee’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code) (the “Permitted Payment Date”). Thereafter, payments will commence and continue in accordance with this Agreement until paid in full; provided that any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum (subject to all applicable withholding) promptly following the Permitted Payment Date.

b) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after December 31 of the calendar year following the calendar year in which the expense was incurred. This Section 25 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

FTE Networks, Inc.

/s/ Michael Palleschi

By: Michael Palleschi

Title: Chief Executive Officer

EMPLOYEE:

/s/ David Lethem

By: David Lethem

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